UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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MGM Growth Properties LLC

(Name of Registrant as Specified In Its Charter)

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6385 S. Rainbow Boulevard, Suite 500 Las Vegas, Nevada 89118

Dear Fellow MGM Growth Properties LLC Shareholders:

2016 marks the inaugural year for MGM Growth Properties LLC and our shareholders. The Company’s $1.2 billion initial public offering in April was one of the largest of the year and was named International Financing Review magazine’s 2016 U.S. IPO of the year. As a leading, premier triple net lease REIT with award-winning leisure and hospitality assets in the United States, MGM Growth Properties LLC represents one of the most attractive REIT portfolios in the industry with significant asset value, high rent coverage and meaningful embedded growth through the rent escalators in our master lease with MGM Resorts International and our acquisition pipeline, including our right of first offer opportunity with MGM National Harbor, which opened in December 2016, and MGM Springfield, which is expected to open in late 2018. Our portfolio of large-scale destination entertainment and leisure resorts are leased to MGM Resorts International, a leading global and hospitality Fortune 500 company.

Following the successful IPO, our experienced management team completed a series of strategic initiatives to reward our shareholders. In August, MGM Growth Properties LLC completed the acquisition of the real property of the Borgata Hotel Casino & Spa resulting in geographic diversification and increased cash flows to our portfolio. After initially launching the company with $550 million of rental revenue and a dividend of $1.43 per share, through our acquisition activity, we have grown the company to $650 million of rental revenue and increased the dividend to $1.55 per share, representing over 8% dividend growth. MGM Growth Properties LLC was recognized for our achievements through its inclusion in the MSCI US REIT Index (RMZ) and for the continued improvement in its financial profile with a credit rating upgrade from Moody’s to Ba3 in early 2017.

As we look forward to 2017, we continue our mission of exploring opportunities to expand by strategically targeting and acquiring attractive real estate assets within the leisure, entertainment and hospitality industries to grow our premier portfolio and further drive shareholder value. We are extremely proud of our success in our first year and look forward to another successful year in 2017.

Sincerely,

James C. Stewart

Chief Executive Officer

April 19, 2017

Statements in this letter that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include risks related to the Company’s ability to receive, or delays in obtaining, any regulatory approvals required to own its properties, or other delays or impediments to completing the Company’s planned acquisitions or projects, including any acquisitions of properties from MGM; the ultimate timing and outcome of any planned acquisitions or projects; the Company’s ability to maintain its status as a REIT; the availability of, and the ability to identify, suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the Company’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to the Company; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

6385 S. Rainbow Boulevard, Suite 500

Las Vegas, Nevada 89118

NOTICE OF ANNUAL MEETING TO BE HELD ON MAY 31, 2017

Dear Fellow Shareholders:

The Annual Meeting of Shareholders of MGM Growth Properties LLC, a Delaware limited liability company, will be held at the Borgata Hotel Casino & Spa, Central Conference Center, located at 1 Borgata Way, Atlantic City, New Jersey 08401, on May 31, 2017, at 10:00 a.m. Eastern Time. For those of you who cannot attend, we will offer a replay of the Annual Meeting on our website at www.mgmgrowthproperties.com under “Investors”—“Events and Presentations.”

At the Annual Meeting, we will ask you to vote on the following proposals:

1.	to elect a Board of Directors;

2.	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2017;

3.	to approve, on an advisory basis, the compensation of our named executive officers; and

4.	to approve, on an advisory basis, one year as the frequency with which the company conducts advisory votes on executive compensation.

In addition, we will consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on April 5, 2017 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such shareholders will be available for examination by any shareholder during ordinary business hours at our executive offices, located at 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, for a period of 10 days prior to the date of the Annual Meeting. Shareholders are requested to arrive at the Annual Meeting on time and, with respect to shareholders whose shares are held in “street name” by a broker, provide recent evidence of share ownership as of the record date. There will be no admittance once the Annual Meeting has begun.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 31, 2017 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH NOMINEE FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “FOR” “ONE YEAR” ON PROPOSAL 4.

By Order of the Board of Directors,

James C. Stewart

Chief Executive Officer

April 19, 2017

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR

SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.

Use of the enclosed envelope requires no postage for mailing in the United States.

PROXY STATEMENT—APRIL 19, 2017

2017 ANNUAL MEETING OF SHAREHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Growth Properties LLC (the “Board”) in connection with the Annual Meeting of Shareholders of MGM Growth Properties LLC (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 31, 2017

10:00 a.m. Eastern Time

Borgata Hotel Casino & Spa

Central Conference Center

1 Borgata Way

Atlantic City, New Jersey 08401

MGM Growth Properties LLC, together with its subsidiaries, is referred to herein as the “Company,” “MGP,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. On or about April 19, 2017, we will mail and/or make available this Proxy Statement and the enclosed proxy to each shareholder entitled to vote at the Annual Meeting. Shareholders are requested to arrive at the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Shareholders for the year ended December 31, 2016 accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 31, 2017. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

Voting Rights and Outstanding Shares

Only record holders of our Class A shares and Class B share (collectively the “shares”) as of April 5, 2017 will be entitled to vote at the Annual Meeting. At the close of business on April 5, 2017, there were 57,500,000 Class A shares outstanding and entitled to vote, and one Class B share outstanding and entitled to vote. Class A shares and the Class B share must vote together as a single class on all matters submitted to a vote or for the consent of the members of the Company, including the election of directors. Each shareholder of record of our Class A shares is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting. MGM Resorts International (“MGM”), the owner of our Class B share, is entitled to an amount of votes representing a majority of the total voting power of our shares and, as a result, controls the Company through its majority voting rights. MGM has indicated that it intends to vote in accordance with the Board’s recommendations on the proposals submitted to vote at the Annual Meeting.

You may vote by attending the Annual Meeting in person, by completing and returning a proxy by mail or by using the Internet or telephone. For shareholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the Internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the Internet website or place your telephone call. You may vote by Internet or telephone until 8:59 p.m., Pacific Time, on May 30, 2017. If you are a shareholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of shares held in “street name” by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your shares and bring such proxy with you to hand in with your ballot.

All shares represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a shareholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

•	FOR the election of each of the nominees to the Board listed in this proxy statement and on the Proxy Card (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2);

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 3); and

MGM Growth Properties LLC 2017 Proxy Statement	1

•	FOR the approval, on a non-binding, advisory basis, of one year as the frequency with which the Company should conduct future advisory votes on the compensation of our named executive officers (Proposal 4).

By returning a signed Proxy Card by mail or by duly submitting a proxy by Internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority of votes cast in person or by proxy.

Quorum and Votes Required

The presence, in person or by proxy, of the holders of at least a majority of the total voting power of the outstanding voting shares is necessary to constitute a quorum at the meeting. Generally, at all meetings of shareholders, all questions, except certain amendments to our operating agreement, the election of directors, and all such other questions, the manner of deciding of which is specially regulated by any applicable law or regulation, shall be determined by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares present in person or represented by proxy.

Each director shall be elected by a “majority of votes cast” (as defined below) to hold office until the next annual meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the board of directors, the number of nominees exceeds the number of directors to be elected. A “majority of votes cast” means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” and/or “withheld” with respect to such director nominee. Abstentions and broker non-votes do not count as votes “against” and have no effect with respect to the election of directors. Voting for the election of directors shall be by ballot. All other voting shall be viva voce, unless otherwise provided by law, the chairman of the board of directors or our operating agreement.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of shareholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2017 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL		VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1.	Election of directors	Majority of votes cast	No
2.	Ratification of Deloitte & Touche LLP	Majority of votes represented at meeting in person or by proxy and entitled to vote	Yes
3.	Approval of executive compensation on an advisory basis	Majority of votes represented at meeting in person or by proxy and entitled to vote	No
4.	Approval, on an advisory basis, of every one year as the frequency with which the company conducts an advisory vote on the compensation of our named executive officers	Majority of votes represented at meeting in person or by proxy and entitled to vote	No

A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and accordingly, will have the same effect as a vote cast against the election of such director. There is no cumulative voting in the election of directors. With respect to Proposal 2, Proposal 3 and Proposal 4, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

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Adjournment

In accordance with the Company’s Amended and Restated Limited Liability Company Agreement (our “LLC Agreement”), the Chairman of the Annual Meeting has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s shareholder meetings generally, please see our LLC Agreement.

How to Revoke or Change Your Vote

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or Internet vote (subject to the telephone or Internet voting deadline), by voting in person at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118; and they must be received by the Company Secretary no later than 5:00 p.m., Pacific Time, on May 30, 2017.

How the Votes Will be Counted and Who Will Certify the Results

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent Inspector of Elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Costs of and Participants in Solicitation

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, Internet (including by email, Twitter, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our shares. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

Copies of Proxy Materials

As permitted by SEC, we are furnishing to shareholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the Internet. On or about April 19, 2017, we will mail to each of our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet, and how to access the Proxy Card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Shareholders of Record.  If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Shareholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Shareholders.  If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Delivery to a Single Household to Reduce Duplicate Mailings

Many shareholders hold our shares in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to shareholders who share the same address. Shareholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Shareholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

MGM Growth Properties LLC 2017 Proxy Statement	3

Beneficial Shareholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other shareholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

4	MGM Growth Properties LLC 2017 Proxy Statement

CORPORATE GOVERNANCE

Governance Guidelines

The Board has adopted governance guidelines (the “Governance Guidelines”) to assist the Board in the exercise of its responsibilities and to serve our interests and those of our shareholders. The Governance Guidelines set forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Governance Guidelines.”

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our chief executive officer and chief financial officer, in accordance with applicable rules and regulations of the SEC and the NYSE. The Code of Conduct is posted on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy/MGM Growth Properties LLC Securities Trading Policy.” Waivers of our code of business conduct and ethics are required to be disclosed in accordance with applicable law or regulation.

The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any shareholder who requests it in writing to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications.

Director Independence

We have elected to avail ourselves of the “controlled company” exemption available under the listing rules of the NYSE and therefore are permitted not to have a majority of independent directors. Should we no longer qualify as a controlled company within the meaning of the NYSE corporate governance standards, we will be required, in accordance with the transition provisions of these standards to have a majority of independent directors who, in each case, the Board has determined does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and in some respects exceed the independence requirements established by the NYSE’s listing standards. These guidelines are set forth in Section II of our Corporate Governance Guidelines.

All members of the Audit Committee must be independent directors as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board has determined that all members of the Audit Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committee.

Director Share Ownership Guidelines

We recognize the importance of aligning our Board’s interests with those of our shareholders. As a result, the Board has established share ownership guidelines for all of our directors who receive compensation for their service on the Board. Under these guidelines, each of these directors is expected to accumulate, by the fifth year following his or her initial election to the Board, equity having a fair market value equal to three times such director’s annual base cash retainer. The guidelines provide that (i) 50% of net after-tax shares received upon RSU vesting are expected to be retained until the guideline is met and (ii) shares held in trust, retirement or deferred compensation accounts, and RSUs count toward the ownership guideline. Directors may accumulate RSU’s as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. All current directors are in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted share ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis—Executive Summary”.

MGM Growth Properties LLC 2017 Proxy Statement	5

Information Regarding the Board and Board Committees

During 2016, the Board consisted of seven directors. In 2016, the Board met twice and had six Audit Committee meetings and two Conflicts Committee meetings.

During 2016, each member of the Board attended all meetings of the Board, all members of the Audit Committee attended all meetings of the Audit Committee and all members of the Conflicts Committee attended all meetings of the Conflicts Committee. Directors are expected to attend each annual meeting of shareholders, either in person or telephonically.

The table below provides membership as of April 5, 2017 for the Audit Committee and Conflicts Committee.

DIRECTOR	AUDIT COMMITTEE MEMBERSHIP	CONFLICTS COMMITTEE MEMBERSHIP
James J. Murren (Chairman)
Elisa Gois
William J. Hornbuckle
John M. McManus
Michael Rietbrock	✓	✓
Thomas Roberts (LID)	©	✓
Robert Smith(A)	✓	✓
Daniel J. Taylor

© Committee Chair                             ✓ Committee Member                         LID Lead Independent Director

(A)	Mr. Smith was appointed by the Board to serve as a member of the Board and Audit Committee in January 2017. The Board expects that Mr. Smith will be a member of the Conflicts Committee, from time to time as and when the Board constitutes the Conflicts Committee.

Audit Committee

The Audit Committee’s responsibilities are described in a written charter adopted by the Board. The charter is posted on our website at www.mgmgrowthproperties.com/governance-documents under the caption “Audit Committee Charter.”

The Audit Committee will assist our Board in fulfilling its responsibility to oversee, among other matters, the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors.

The Audit Committee also prepares the report that is required to be included in the Proxy Statement. In addition, the Audit Committee appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management.

The Audit Committee meets regularly with our management, independent registered public accounting firm and internal auditors, and reports its findings to the Board.

The Board has determined that all members of the Audit Committee qualify as “financially literate” and that all members qualify as “audit committee financial experts,” as defined in the NYSE’s listing standards and the SEC’s regulations. Our board has determined that Messrs. Rietbrock, Roberts and Smith meet the independence requirements applicable to audit committee members under the NYSE corporate governance standards and the applicable SEC rules.

Conflicts Committee

A majority of our Board may, but is not required to, from time to time, direct that a conflicts committee be formed to evaluate specific matters that the board believes may involve conflicts of interest and determines to submit to a conflicts committee to review. Members of such conflicts committees must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our operating agreement. In addition, the members of our conflicts committee may not own any interest in MGM or its affiliates (other than shares of MGM common stock with an aggregate value of up to 1% of such member’s net worth as of the date of determination (as determined by our board of directors in good faith)). Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and not a breach by our Board of any duties it may owe us or our shareholders.

In April 2016, our Board directed that a temporary Conflicts Committee be formed with Messrs. Rietbrock and Roberts to evaluate matters related to the acquisition by MGM Growth Properties Operating Partnership LP (the “Operating

6	MGM Growth Properties LLC 2017 Proxy Statement

Partnership”) of Borgata Hotel Casino and Spa’s real property from MGM (the “Borgata Transaction”). Our Board determined that Messrs. Rietbrock and Roberts meet the independence requirements applicable to audit committee members established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our operating agreement.

Compensation Committee and Nominating/Governance Committee

We have elected to avail ourselves of the “controlled company” exemption available under the listing rules of the NYSE and therefore are not required to have a compensation committee or a nominating and governance committee. Prior to our initial public offering, decisions regarding compensation of our executive officers were made by MGM’s Board of Directors. Currently, our Board performs the functions of a nominating and governance committee and a compensation committee. Should we no longer qualify as a controlled company within the meaning of the NYSE corporate governance standards, we will be required, in accordance with the transition provisions of these standards, to have both a compensation committee and a nominating and governance committee.

Board Member Criteria and Election

The Board selects candidates for nomination to the Board and welcomes recommendations for Board candidates from Shareholders.

In determining the criteria for Board membership, the Board considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes: leadership abilities; financial acumen; general and special business experience and expertise; industry knowledge; other public company directorships; high ethical standards; independence; sound judgment; interpersonal skills; overall effectiveness; and ability to contribute to the diversity of backgrounds represented on the Board.

The Company has not adopted a mandatory retirement age or term limits for its Board members because it recognizes that each individual is different and such limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and political factors affecting our business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Board takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.

The Board may receive recommendations for Board candidates from various sources, including our shareholders. Pursuant to our LLC Agreement, eligible shareholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, the Board may engage an independent search firm to assist in identifying qualified candidates. The Board will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from shareholders should be in writing and addressed to: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Shareholder nominations must be received in a timely manner and in accordance with our LLC Agreement, and must include the recommending shareholder’s name, address, number of shares beneficially owned, and the length of time such shares have been held. See “Notice Concerning Shareholder Proposals and Nominations” below.

Board Leadership Structure

Our Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer. Currently, Mr. Murren serves as Chairman of the Board, and Mr. James Stewart serves as our Chief Executive Officer. The Board believes that separating the Chairman of the Board and Chief Executive Officer roles is appropriate. Mr. Murren is able to focus on managing the operations of the Board of Directors and providing his expertise in a manner that is consistent with the Board’s oversight role, while Mr. Stewart is able to manage the business and facilitate strong day-to-day executive leadership.

Mr. Roberts is our Lead Independent Director. Among other things, the Lead Independent Director is responsible for convening, chairing and setting the agenda for executive sessions of the independent directors, acting as a liaison between

MGM Growth Properties LLC 2017 Proxy Statement	7

directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with shareholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management. The Board has established a process for shareholders and other interested parties to communicate with the Lead Independent Director, which is set forth in “Shareholder and Interested Parties Communications with Directors” below.

All of our directors are non-management directors. Our directors meet at least once a year in an executive session without the presence of management. The independent directors meet at least once every year in an independent director executive session without management or non-independent directors present. Executive sessions of the independent directors are chaired by the Lead Independent Director.

Director Continuing Education

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each new Director receives background material on the Company, including copies of the Company’s guidelines and policies. These include the Governance Guidelines and the Code of Conduct and Ethics and Conflict of Interest Policy; our LLC Agreement; recent SEC filings; a memorandum on federal securities laws applicable to Directors; and a summary of indemnification provisions and Directors and officers liability insurance; as well as other information deemed relevant. In addition, each Director is afforded the opportunity to meet with members of the senior management of the Company, visit the Company’s facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their responsibilities.

Risk Oversight

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board’s decision making.

While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee of the Board also shares in such responsibility. Furthermore, a majority of the Board may, from time to time, direct that a conflicts committee be formed to evaluate certain transactions and resolutions of conflicts of interest. As part of their delegated areas of responsibility, the Audit Committee reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Board reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile.

The Board has the responsibility to review our corporate governance practices, including Board composition and succession planning, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

Board Diversity

The Board considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Governance Guidelines, which can be found under the caption “Governance Guidelines” at www.mgmgrowthproperties.com/governance-documents, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender.

8	MGM Growth Properties LLC 2017 Proxy Statement

Controlling Shareholder

MGM holds a controlling interest in us through its ownership of our Class B share. The Class B share is a non-economic interest in the Company that does not provide its holder any rights to profits or losses or any rights to receive distributions from our operations. Under our LLC Agreement, the Class A shares and Class B share must vote together as a single class on all matters submitted to a vote or for the consent of the members of the company, including the election of directors. Each record holder of our Class A shares is entitled to one vote per Class A share held by such holder. As the holder of our Class B share, MGM is entitled to a number of votes (rounded up to the nearest whole number) that is equal to the product of (x) the total number of votes held by the holders of Class A shares plus any other class of Shares (other than the Class B share), in each case, outstanding as of the record date and (y) 1.025. At the close of business on April 5, 2017, the record date, there were 57,500,000 votes held by the holders of outstanding Class A shares. Accordingly, MGM is entitled to 58,937,500 votes at the Annual Meeting.

Should the holder of the Class B share and its permitted transferees (other than the Company and its Subsidiaries) cease to own, in the aggregate, Class A shares and Common OP Units representing at least 30% of the sum of (A) the Class A shares Outstanding at such time and (B) the Common OP Units outstanding at such time (other than Common OP Units Owned by the Company and its Subsidiaries), the holder of the Class B share will no longer have any voting rights in its capacity as a holder of the Class B share, and the Class B share will cease to be entitled to any voting rights hereunder.

Shareholder and Interested Parties Communications with Directors

The Board has established a process for shareholders and other interested parties to communicate with members of the Board, the independent directors as a group and the Lead Independent Director. All such communications should be in writing and should be addressed to the Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications. All inquiries are reviewed by the Company Secretary, who forwards to the Board, the independent directors or the Lead Independent Director, as applicable, a summary of all such correspondence and copies of all communications that the Company Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our shares, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% shareholders are also required to furnish us with copies of all Section 16(a) forms that they file. On July 21, 2016, due to a clerical error, Mr. Hornbuckle untimely filed an amended Form 4 disclosing a dividend reinvestment of the dividend paid on July 15, 2016. With the exception of Mr. Hornbuckle’s amended report on Form 4, and based solely upon a review of these filings and written representations from such directors and officers, we believe all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2016.

MGM Growth Properties LLC 2017 Proxy Statement	9

DIRECTOR COMPENSATION

2016 Director Compensation

Director compensation is currently comprised of a cash component as well as an opportunity to participate in our future growth prospects through equity incentive awards. Board members who are employees of MGM do not receive compensation for their service on the Board. In general, Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, would not receive compensation for their service on the Board. For 2016, Daniel J. Taylor, who serves as a member of the board of MGM, received compensation for his role as a member of the Board. Each director is eligible to receive reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The following table sets forth information regarding director compensation for 2016:

NAME	FEES EARNED OR PAID IN CASH	SHARE AWARDS(A)(B)	ALL OTHER COMPENSATION	TOTAL
Michael Rietbrock	$60,889(C)	$90,000	—	$150,889
Thomas Roberts	97,042(C)	90,000	—	187,042
Robert Smith(D)	—	—	—	—
Daniel J. Taylor	53,278	90,000	—	143,278

(A)	The amount reflected in this column is the grant date fair value of 2016 RSU awards, computed in accordance with FASB ASC 718. Each director listed in the table above received a grant of 4,286 RSUs in April 2016, which vest on April 19, 2017.

(B)	At December 31, 2016, each director listed in the table above held the following shares of RSUs, which were granted in 2016 and are not fully vested, and deferred stock units: Mr. Rietbrock, 6,791; Mr. Roberts, 8,214; Mr. Taylor, 4,395. For Mr. Taylor, this does not include the 7,143 Company RSUs that were granted to him in connection with the IPO in respect of his service as a director of MGM.

(C)	All or a portion of these amounts was deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

(D)	Mr. Smith was appointed by the Board to serve as a member of the Board on January 12, 2017, at which time he received a pro rata RSU grant of $45,000.

Director Compensation Structure

For 2016, members of the Board who were determined to be eligible to receive compensation received the following, with cash retainers paid in equal quarterly installments. In the future, we expect that equity will be issued following the annual shareholder meeting:

Annual Board Cash Retainer	$70,000
Committee Member Retainer	$10,000 for Audit Committee
Additional Annual Cash Retainer for Lead Independent Director	$30,000
Additional Annual Cash Retainer for Chair of Audit Committee	$17,500
Annual Equity	$90,000 in RSUs, vesting at the earlier of the first anniversary of grant or the next annual meeting
Deferred Compensation Plan	Cash retainers and RSU awards may be voluntarily deferred for later payment
Share Ownership Guidelines/Retention Requirements	Ownership guideline equal to 3x the annual board cash retainer, with a 5-year compliance period from initial election to the board
Per-Meeting Compensation	None

10	MGM Growth Properties LLC 2017 Proxy Statement

PRINCIPAL SHAREHOLDERS

The table below shows the number of Class A shares beneficially owned as of the close of business on April 5, 2017 by each of our directors and named executive officers, as well as the number of shares beneficially owned by all of our directors and executive officers as a group.

NAME(A)	CLASS A SHARES(B)	OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(C)	TOTAL SHARES BENEFICIALLY OWNED(D)(E)	PERCENT OF CLASS	DEFERRED SHARE UNITS(E)(F)
Andy H. Chien	—	2,480	2,480	*	—
Elisa Gois	—	—	—	—	—
William J. Hornbuckle	31,239	7,438	38,677	*	—
John M. McManus	12,500	14,876	27,376	*	—
James J. Murren	225,000(G)	37,190	262,190	*	—
Michael Rietbrock	5,000	—	5,000	*	6,858
Thomas Roberts	5,156	—	5,156	*	9,439
Robert Smith	—	1,795	1,795	*	739
James C. Stewart	—	4,959	4,959	*	—
Daniel J. Taylor	—	—	—	—	11,901
All directors and executive officers as a group(10)	278,895	68,738	347,633	*	28,937

*	Less than 1%

(A)	The address for the persons listed in this column is 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118.

(B)	All Class A shares represent limited liability company interests.

(C)	RSUs are granted under the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (the “MGP Omnibus Plan”). Each RSU represents the right to receive, following vesting, one share of Class A shares representing limited liability company interests of the Company. The RSUs held by Mr. Chien and Mr. Stewart will vest in four equal annual installments commencing on April 19, 2017 (the first anniversary of the date of the grant), in each case subject to the terms of the MGP Omnibus Plan and applicable award agreement. The RSUs held by our directors will vest on April 19, 2017 (the first anniversary of the date of grant of the RSUs), subject to the terms of the MGP Omnibus Plan and applicable award agreement.

(D)	Deferred share units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(E)	Does not include dividend equivalents in respect of RSUs and deferred share units that were credited to the holders’ account on April 13, 2017 with the number of additional RSUs based on the closing price of the Company’s Class A shares on April 13, 2017.

(F)	Represents RSUs and dividend equivalents that will vest and become deferred share units on April 19, 2017 under the MGM Growth Properties LLC 2016 Deferred Compensation Plan for non-employee directors. Each deferred share unit is the economic equivalent of one Class A share. The deferred share units become payable upon termination of service as a director.

(G)	Includes 159,000 shares held in trust and 66,000 shares held by IRA.

MGM Growth Properties LLC 2017 Proxy Statement	11

As of April 5, 2017, the only persons known by us to be the beneficial owners of more than 5% of our shares are as follows:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED(A)	PERCENT OF CLASS
MGM Resorts International 3600 Las Vegas Boulevard South Las Vegas, Nevada 89109	1(B)	100%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,460,009(C)(D)	7.8%
Vanguard Specialized Funds 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,366,245(C)(E)	7.6%
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	4,337,313(C)(F)	7.5%
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	4,217,673(C)(G)	7.3%
TIAA-CREF Investment Management, LLC 730 Third Avenue New York, New York 10017	3,294,814(C)(H)	5.7%
Brookfield Investment Management, Inc. Brookfield Place 250 Vesey St, 15th Floor New York, New York 10281	3,235,681(C)(I)	5.6%
Alyeska Investment Group, L.P. 77 West Wacker Drive, 7th Floor Chicago, Illinois 60601	2,878,929(C)(J)	5.0%

(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)	Class B share.

(C)	Class A shares.

(D)	Based upon a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2017. Reflects sole voting power of 2,727 shares and sole dispositive power of 4,457,009 shares. Reflects shared voting power of 3,000 shares and shared dispositive power of 3,000 shares.

(E)	Based upon a Schedule 13G filed by Vanguard Specialized Funds with the SEC on February 13, 2017. Reflects sole voting power of 4,366,245 shares.

(F)	Based upon a Schedule 13G filed by Capital Research Global Investors with the SEC on February 13, 2017. Reflects sole voting power of 4,337,313 shares and sole dispositive power of 4,337,313 shares.

(G)	Based upon a Schedule 13G filed by Janus Capital Management LLC with the SEC on February 13, 2017. Reflects sole voting power of 2,364,974 shares and sole dispositive power of 2,364,974 shares. Reflects shared voting power of 1,852,699 shares and shared dispositive power of 1,852,699 shares.

(H)	Based upon a Schedule 13G filed by TIAA-CREF Investment Management, LLC with the SEC on February 14, 2017. Reflects sole voting power of 3,294,814 shares and sole dispositive power of 3,294,814 shares.

(I)	Based upon a Schedule 13G filed by Brookfield Investment Management, Inc. (“BAM”) with the SEC on February 14, 2017. Reflects shared voting power of 2,701,851 shares and shared dispositive power of 3,235,681 shares. BAM is the indirect owner of Brookfield Investment Management, which is the investment adviser to various funds or accounts that are the record owners of the shares reported and, as a result, BAM may be deemed to beneficially own such shares. Partners Limited may be deemed to share beneficial ownership of the shares through their ownership of BAM’s Class B limited voting shares.

(J)	Based upon a Schedule 13G filed by Alyeska Investment Group, L.P. with the SEC on February 14, 2017. Reflects shared voting power of 2,878,929 shares and shared dispositive power of 2,878,929 shares.

12	MGM Growth Properties LLC 2017 Proxy Statement

Security Ownership of Management in Parent Company

The table below shows the number of shares of MGM’s common stock beneficially owned as of the close of business on April 5, 2017 by each of our directors and named executive officers, as well as the number of MGM shares beneficially owned by all of our directors and executive officers as a group.

NAME(A)	COMMON STOCK	OPTIONS/ SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)
Andy H. Chien	—	—	—	—	—
Elisa Gois	—	—	—	—	—
William J. Hornbuckle	159,738	—	159,738	*	—
John M. McManus	56,161	37,500	93,661	*	—
James J. Murren	1,144,440(D)	262,500	1,406,940	*	—
Michael Rietbrock	—	—	—	—	—
Thomas Roberts	—	—	—	—	—
Robert Smith	1,200	—	1,200	*	—
James C. Stewart	400	—	400	*	—
Daniel J. Taylor	—	40,000	40,000	*	59,843
All directors and executive officers as a group(10)	1,361,939	340,000	1,701,939	*	59,843

*	Less than 1%

(A)	The address for the persons listed in this column is 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118.

(B)	Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	All deferred stock units previously held by Non-Employee Directors, including deferral RSUs as of April 5, 2017. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board.

(D)	Includes 175,329 shares held by spousal limited access trusts.

MGM Growth Properties LLC 2017 Proxy Statement	13

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring review by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the investment or transaction, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, then the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

Conflicts of Interest

Conflicts of interest may arise as a result of MGM’s ownership of our single outstanding Class B share, which represents a majority of the voting power of our shares. MGM’s interests may differ from or conflict with the interests of our other shareholders. MGM has the ability to exercise control over our affairs, including control over the outcome of all matters submitted to our shareholders for approval, including the election of directors and significant transactions. MGM also has the power to prevent or cause a change in control as a result of its beneficial ownership of our Class B share, which could, among other things, discourage a potential acquirer from attempting to obtain control of us in a manner that provides a control premium to any shareholders other than MGM. As a result, unless and until MGM and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in the Company and Operating Partnership falls below 30%, MGM will be able to effectively control us.

We have adopted the Governance Guidelines to assist our Board of Directors in the exercise of its responsibilities and to serve our interests and those of our shareholders.

No Fiduciary Duties

Duties owed to us and our shareholders by our Board are prescribed by law and our LLC Agreement. The Delaware Limited Liability Company Act (the “LLC Act”), with the stated purpose of giving the maximum effect to the principle of freedom of contract and to the enforceability of limited liability company agreements, provides that Delaware limited liability companies may, in their operating agreements, limit or eliminate any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement.

We have duties and obligations to our Operating Partnership and its limited partners under Delaware law as modified by the partnership agreement of our Operating Partnership in connection with the management of our Operating Partnership through our wholly owned subsidiary that serves as the sole general partner. Our duties and obligations to our Operating Partnership and its limited partners, as modified by the partnership agreement of our Operating Partnership, may come into conflict with the duties of our directors and officers to our company and our shareholders, as modified by our LLC Agreement. In particular, the consummation of certain business combinations, the sale of any properties or a reduction of indebtedness could have adverse tax consequences to holders of common units in our Operating Partnership, which would make those transactions less desirable to them.

Our LLC Agreement provides that our Board is entitled to consider only such interests and factors as they desire, including MGM’s interests, and has no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us and is not subject to any different standards imposed by the LLC Act or under any other law, rule or regulation or in equity. Similarly, our LLC Agreement provides that our officers, MGM and its affiliates and any other persons eligible for indemnification under the terms of our LLC Agreement do not have any duties or liabilities, including fiduciary duties, to the fullest extent permitted by law, to us, any shareholder or any other person.

For 2016, we have the following related party transactions to report:

Distributions Under Operating Agreement

MGM owns, directly and indirectly through its subsidiaries, partnership units (“Operating Partnership Units”) of the Operating Partnership and is entitled to receive a pro rata share of any distributions made by the Operating Partnership. As of December 31, 2016, MGM owns 185,362,136 Operating Partnership Units, representing 76.3%, and we own 57,500,000 Operating Partnership Units, representing 23.7%.

14	MGM Growth Properties LLC 2017 Proxy Statement

Agreements with Affiliates in Connection with our Formation Transactions

In connection with our formation transactions and initial public offering, we entered into various documents and agreements with MGM and its affiliates. While MGM endeavored to have these agreements reflect customary, arm’s-length commercial terms and conditions, these agreements are not the result of arm’s-length negotiations, and consequently there can be no assurance that the terms of these agreements are as favorable to us as if they had been negotiated with unaffiliated third parties. Because some of these agreements relate to formation transactions that, by their nature, would not occur in a third-party situation, it is not possible to determine what the differences would be.

Master Contribution Agreement

On April 25, 2016, we entered into a master contribution agreement (the “Master Contribution Agreement”) with MGM and the Operating Partnership, which provides for, among other things, the Company’s responsibility for liabilities relating to its business and the responsibility of MGM for liabilities unrelated to our business, our agreements with MGM and the Operating Partnership regarding the principal transactions necessary to effect the transfer by MGM of certain assets to us or our subsidiaries, the assumption by us or our subsidiaries of certain liabilities in connection with that transfer, the assumption by us or our subsidiaries of the bridge facilities entered into by MGM and certain of its subsidiaries in connection with the Formation Transactions and other agreements that govern various aspects of our relationship with MGM after the closing of the transactions contemplated by the Master Contribution Agreement. The Master Contribution Agreement also contains indemnification obligations and ongoing commitments of the Company, the Operating Partnership and MGM.

Master Lease

On April 25, 2016, a subsidiary of the Company (the “Landlord”) entered into a long-term triple-net master lease agreement (the “Master Lease”) with a subsidiary of MGM (the “Tenant”) pursuant to which all of our real estate assets (each a “Property” and collectively the “Properties”) were leased to the Tenant. The Master Lease was amended on August 1, 2016 in connection with the Borgata Transaction. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the Properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each Property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent. Additionally, the Master Lease provides the Company with a right of first offer with respect to MGM National Harbor and MGM’s development property located in Springfield, Massachusetts, which the Company may exercise should MGM elect to sell these properties in the future.

As of April 1, 2017, the annual rent payments due under the Master Lease are $661.7 million. Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. For the second lease year commencing April 1, 2017, the Base Rent will represent approximately 90% of the initial total rent payments due under the Master Lease, or $596.7 million, and the Percentage Rent will represent 10% of the initial total rent payments due under the Master Lease, or $65 million. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subtenants, collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at MGM’s option, reimbursed cost revenue). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the operating subtenants from the leased properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at MGM’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%). The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements. The Master Lease will also require MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

Corporate Services Agreement

On April 25, 2016, the Operating Partnership entered into a corporate services agreement with MGM (the “Corporate Services Agreement”), pursuant to which MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal

MGM Growth Properties LLC 2017 Proxy Statement	15

and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services, and various other support services. The Corporate Services Agreement provides that the Operating Partnership will reimburse MGM for all costs MGM incurs directly related to providing the services thereunder.

IPO Registration Rights Agreement

On April 25, 2016, the Company entered into a registration rights agreement (the “IPO Registration Rights Agreement”) with operating subsidiaries of MGM that hold Operating Partnership Units. Pursuant to the Registration Rights Agreement, commencing on the first anniversary of the first day of the first full calendar month following the completion of the IPO, MGM and certain of its subsidiaries will have the right to require the Company to effect a registration statement to register the issuance and resale of Class A shares upon exchange of Operating Partnership Units beneficially owned by MGM. The IPO Registration Rights Agreement also provides for, among other things, demand registration rights and piggyback registration rights for the operating subsidiaries of MGM that hold Operating Partnership Units.

IP License Agreement

On April 25, 2016, we entered into a royalty-free intellectual property rights license agreement with MGM (the “IP License Agreement”), pursuant to which we will have the right to use “MGM” in the corporate names of the Company and our subsidiaries for up to 50 years. Pursuant to the IP License Agreement, we will also have the right to use the “MGM” mark and the “MGM” logo in the Company’s advertising materials without royalties for up to 50 years.

Sublease Agreement

The Operating Partnership entered into a sublease agreement with us and a subsidiary of MGM, MGM Hospitality Global, LLC (“Sublandlord”), pursuant to which we lease office space as more particularly described in the sublease. The sublease contains provisions whereby we agree to indemnify and hold harmless Sublandlord from any and all claims, liens, demands, charges, encumbrances, litigation and judgments arising directly or indirectly from any use, occupancy or activity of the Company, or out of any work performed, material furnished, or obligations incurred by the Company in, upon or otherwise in connection with the subleased premises. The sublease agreement provides for a month-to-month tenancy until it is terminated (i) by Sublandlord on 30 days written notice to the Company or (ii) by the Company upon 30 days written notice to Sublandlord, or otherwise upon the expiration or earlier termination of the underlying office lease.

16	MGM Growth Properties LLC 2017 Proxy Statement

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 Election of Directors

At the Annual Meeting, our shareholders are being asked to elect directors, each of whom will serve until the next annual meeting of shareholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card were appointed in connection with our initial public offering or subsequently by the Board, as this is our first annual meeting of shareholders. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, based on diverse experiences. The Board reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•	Leadership experience. Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets. As such, in addition to our directors who may qualify as audit committee financial experts, we expect all of our directors to be financially knowledgeable.

•	Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the gaming and real estate industries.

•	Public company directorship experience. We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

MGM Growth Properties LLC 2017 Proxy Statement	17

The following table sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

ELISA GOIS (47) Director since: 2016

Director Biography and Qualifications

Elisa Gois has been our director since March 2016. Ms. Gois has served as the Chief Analytics Officer since October 2015. Prior to joining MGM, she served as Senior Vice President of Global Business Strategy & Analytics for 17 years at Host Hotels & Resorts. Ms. Gois received a Masters from the University of Maryland and a Bachelor of Science degree from Towson State University. Additionally, she has participated in numerous continuing education programs at Harvard Business School, New York University, Cornell University, and other institutions. Ms. Gois was selected to our board of directors because she brings knowledge and experience in strategic planning, real estate valuation, operations analysis and leadership skills.

WILLIAM J. HORNBUCKLE (59) Director since: 2016

Director Biography and Qualifications

William J. Hornbuckle has been our director since March 2016. Mr. Hornbuckle has also been the President of MGM since December 2012. In this capacity, one of his main roles is to serve as the Company’s Chief Construction Design and Development Officer. From August 2009 to August 2014, he also held the position of Chief Marketing Officer. From April 2005 to August 2009, Mr. Hornbuckle served as President and Chief Operating Officer of Mandalay Bay Resort & Casino in Las Vegas. He previously served as President and Chief Operating Officer of MGM MIRAGE-Europe, where he worked on the development of the company’s gaming operations in the United Kingdom. He also served as President and Chief Operating Officer of MGM Grand Hotel & Casino and of Caesars Palace, Las Vegas. He spent the majority of his earlier career with Mirage Resorts Inc. in various senior management positions, including the Vice President of Hotel Operations of Golden Nugget, the Vice President of Hotel Operations of the Mirage, the President of Laughlin, the Executive Vice President and Chief Operating Officer of Treasure Island and the Executive Vice President of Operations of MGM Grand, from 1986 to 1998. He obtained a Bachelor’s degree in hotel administration from the University of Nevada, Las Vegas. Mr. Hornbuckle was selected to our board because he brings extensive management experience and understanding of the gaming industry.

JOHN M. MCMANUS (50) Director since: 2016

Director Biography and Qualifications

John M. McManus has been the Executive Vice President, General Counsel and Secretary of MGM since July 2010. Previously, Mr. McManus served as MGM’s Senior Vice President, Acting General Counsel and Secretary from December 2009 to July 2010; Senior Vice President, Deputy General Counsel and Assistant Secretary from September 2009 to December 2009 and; Senior Vice President, Assistant General Counsel and Assistant Secretary from July 2008 to September 2009. He has also acted as Counsel to various operating MGM subsidiaries from May 2008 to July 2011. Mr. McManus holds a Bachelor of Arts degree from Vanderbilt University and a Juris Doctor degree from University of Miami. Mr. McManus was selected to our board of directors because of his substantial experience with and knowledge of gaming regulations.

18	MGM Growth Properties LLC 2017 Proxy Statement

JAMES J. MURREN (55) Director since: 2016

Director Biography and Qualifications

James J. Murren has been the Chairman and Chief Executive Officer of MGM since December 2008. He previously served as MGM’s President from December 1999 to December 2012, Chief Operating Officer from August 2007 through December 2008, Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007. Mr. Murren serves as Chairman of the American Gaming Association. He was Director of the Nevada Cancer Institute from 2002 to 2012 and Director of Delta Petroleum Corporation from February 2008 to November 2011. Prior to joining MGM, Mr. Murren worked in the financial industry for over 10 years, serving as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank. He currently serves on the Board of Trustees at the Brookings Institute and Howard University. Mr. Murren was selected to our board of directors because of his significant experience in the hotel and casino industry and experience in leadership positions of a public company.

MICHAEL RIETBROCK (48) Director since: 2016

Director Biography and Qualifications

Michael Rietbrock has been our director since March 2016. Mr. Rietbrock is the Chief Operating Officer and Director of Research at MoffettNathanson, LLC. Previously, Mr. Rietbrock was Managing Director and the Head of Global Equity Research and Co-Head of U.S. Equities at Nomura Securities from March 2010 to October 2015. He previously served as Managing Director and the Head of U.S. Equity Research at Bank of America Securities from May 2008 to March 2010, where he managed its acquisition of and integration with Merrill Lynch. Prior to joining Bank of America, Mr. Rietbrock was a Portfolio Manager at Caxton Associates, where he managed a portfolio of real estate, gaming, and lodging securities. Mr. Rietbrock began his career at Citigroup, where he served for more than 15 years. Mr. Rietbrock serves on the Board of Trustees of the Ideal School of Manhattan. He graduated from Harvard College with a degree in Economics. Mr. Rietbrock was selected to our board of directors because of his extensive financial experience, particularly in the real estate, gaming and lodging sectors.

THOMAS ROBERTS (70) Director since: 2016

Director Biography and Qualifications

Thomas Roberts has been our director since March 2016. Mr. Roberts is currently a strategic advisor and corporate governance consultant and serves as an advisory Director of M. Klein and Company, a leading global strategic advisory firm providing financial, transactional, strategic, reputational and global guidance to its clients. From 1992 to December 2014 he was a Senior Partner at Weil, Gotshal & Manges LLP, where he held numerous senior management and board-level positions, including as one of the leaders responsible for the firm’s strategic redirection and globalization and chairman of the corporate department. Mr. Roberts’ practice primarily involved domestic and cross-border mergers, acquisitions, divestitures, contested takeovers, as well as advising boards generally and on strategic matters, including matters involving REITs. Mr. Roberts was named “Dealmaker of the Year” by The American Lawyer in 2001 and 2012. He has a Bachelor of Arts and Juris Doctor from Georgetown University. Mr. Roberts was selected to our board of directors because of his significant legal, corporate governance and financial experience, particularly in connection with complex financial transactions.

MGM Growth Properties LLC 2017 Proxy Statement	19

ROBERT SMITH (56) Director since: 2017

Director Biography and Qualifications

Robert “Bob” Smith has been our director since January 2017. From September 1992 to December 2016, he served in various roles at T. Rowe Price, including as Vice President of T. Rowe Price Group, Inc., Vice President and Portfolio Manager at T. Rowe Price Associates, Inc. and as a Lead Portfolio Manager at T. Rowe Price International, Inc. In addition, Mr. Smith served as a Vice President at T. Rowe Price Trust Company. Prior to joining T. Rowe Price, he worked for five years as an Investment Analyst at MFS Investment Management covering multiple sectors including food & beverage, tobacco, electrical equipment, and telecommunications companies. Mr. Smith holds a B.S. degree in Finance and Economics from the University of Delaware and an M.B.A. in General Management from the Darden Graduate School of Business at the University of Virginia. Mr. Smith was selected to our board of directors because of his significant financial experience, particularly with consumer-facing companies and his reputation within the investment community.

DANIEL J. TAYLOR (60) Director since: 2016

Director Biography and Qualifications

Daniel J. Taylor has been an executive of Tracinda since 2007. Mr. Taylor is also the Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market. Previously, he served as President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006, Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005, and as Vice President – Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991. Mr. Taylor acted as Tax Manager, specializing in the entertainment and gaming practice, at Arthur Andersen & Co. from 1978 to 1985. He was a Director of Inforte Corp. from October 2005 to 2007, Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company. Mr. Taylor was selected to our board of directors because of his significant finance experience and experience as a tax manager in the entertainment and gaming practice.

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR

RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

20	MGM Growth Properties LLC 2017 Proxy Statement

Proposal No. 2 Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2017. For 2016, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will be present at the shareholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our LLC agreement or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2016 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

2016
Audit fees	$1,798,000
Audit-related fees	790,000
Tax fees	—
All other fees	—
Total	$2,588,000

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and the financial statements of certain of our subsidiaries and assistance with SEC filings. The category “Audit-related fees” includes fees related to debt and equity offerings. We have not included fees paid to our auditors in 2015 since we were not a registrant during that period and any fees incurred in connection with the review and preparation of prior year financial statements for inclusion in our S-11 registration statement were paid by our parent, MGM, and were included in its proxy statement for the 2015 fiscal year.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee, in its discretion, may delegate to one or more of its members the authority to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written

MGM Growth Properties LLC 2017 Proxy Statement	21

disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

THOMAS ROBERTS, Chair

MICHAEL RIETBROCK

ROBERT SMITH

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

22	MGM Growth Properties LLC 2017 Proxy Statement

Proposal No. 3 Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Shareholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core principles. We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we will ask our shareholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of MGM Growth Properties LLC approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the advisory vote is not binding on the Board, the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. Unless and until the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2018 Annual Meeting of Shareholders.

The Board recommends a vote “FOR” adoption of this proposal.

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Proposal No. 4 Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The Dodd-Frank Act also enables our shareholders to vote, on an advisory (non-binding) basis, the frequency with which we should seek an advisory vote on the compensation of our Named Executive Officers, such as Proposal 3 included in this Proxy Statement. Once we become subject to certain SEC disclosure requirements, we will be required by the Dodd-Frank Act to provide shareholders with a “say-on-pay” vote every one, two or three years, as determined by a separate advisory shareholder vote held at least once every six years (the “say-when-on-pay” vote). We are choosing to solicit this say-when-on-pay vote earlier than required in order to give our shareholders the opportunity to start engaging in our compensation and governance process.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Company at this time. In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on the compensation of our Named Executive Officers as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our desire to seek input from, and engage in discussions with, our shareholders on corporate governance matters and our Named Executive Officer compensation.

We are asking our shareholders to indicate their support for the Board’s recommendation that shareholders cast an advisory vote on executive compensation every one year. Accordingly, we will ask our shareholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of MGM Growth Properties LLC approve, on an advisory basis, of the every one year option for the frequency with which the company holds an advisory vote on the compensation of our Named Executive Officers.”

While the Board of Directors recommends that shareholders vote to hold the say-on-pay vote every year, the voting options are to hold the say-on-pay vote every year, every two years or every three years. Shareholders may also abstain from voting on this proposal. The approval of a majority of votes cast is required for advisory (non-binding) approval of Proposal 4. If none of the alternatives of Proposal 4 (one year, two years or three years) receives a majority vote, we will consider the highest number of votes cast by shareholders to be the frequency that has been selected by shareholders on an advisory basis. Although the advisory vote is not binding on the Board, the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. Unless and until the Board determines otherwise, the next advisory vote on the frequency with which the company holds a vote to approve executive compensation will occur at the 2023 Annual Meeting of Shareholders.

The Board recommends a vote “FOR” adoption of this proposal.

24	MGM Growth Properties LLC 2017 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis reports on compensation policies applicable to our “Named Executive Officers.” It covers our Chief Executive Officer (“CEO”), James C. Stewart, and our Chief Financial Officer (“CFO”) and Treasurer, Andy H. Chien, who were our only executive officers in 2016 (we will sometimes refer to both individuals collectively as our “NEOs”).

The NEOs are parties to employment agreements with the Operating Partnership, through which the NEOs are employed directly by the Operating Partnership, and serve in their respective positions of Chief Executive Officer and Chief Financial Officer for both the Operating Partnership and the Company. The Company has no assets or operations outside of its ownership of the Operating Partnership. Pursuant to this arrangement, the NEOs provide the majority of services to the Operating Partnership, but also provide a limited number of services directly to the Company. Since the cash compensation of the NEOs is paid by the Operating Partnership and the Company owns only 23.7% of the Operating Partnership, only 23.7% of the cash compensation cost is borne by the Company’s shareholders. Likewise, at the time that a NEO recognizes taxable income in respect of equity awards granted by the Company, the Operating Partnership will reimburse the Company for the value of any Class A shares issued to the NEOs in respect of the vesting or settlement of such equity awards, resulting in only a portion of the NEOs’ equity-based compensation being borne by the Company’s shareholders.

Executive Summary

The primary focus of the Company with respect to executive compensation in 2016 was to design and implement a program that would appropriately compensate and motivate its NEOs. In designing the program, the Board drew upon both its experience with compensation design practices at MGM, which the Board believes exemplifies a successful executive compensation program, as well as by reference to the compensation practices among publicly traded triple net lease REITs of a size similar to the Company. This resulted in the design of a compensation program with the following key characteristics:

Elements of our Executive Compensation Program

•	Base salaries of $800,000 and $400,000 for the CEO and CFO, respectively.

•	Annual Bonus Plan for 2016:

¡	Target bonus opportunities of 100% and 50% of base pay for the CEO and CFO, respectively, with bonuses earned in excess of 100% of the NEO’s base salary paid in the form of Bonus Performance Share Units (“Bonus PSUs”), which are described in more detail below.

¡	2016 bonus opportunity based on achievement of strategic objectives.

◾	Bonus payout of 150% of target reflected the Board’s conclusion that the NEOs exhibited strong performance with respect to achievement of the 2016 strategic objectives.

•	Long-Term Incentives pursuant to the Company’s 2016 Omnibus Incentive Plan:

¡	Delivered in two forms of equity, designed to both incentivize and retain the Company’s NEOs.

¡	60% delivered in performance share units (“PSUs”), with the ultimate payout in the Company’s Class A shares based on the relative performance of the Company vs. the non-mortgage REITs in the NAREIT index measured over a three-year period.

¡	40% delivered in restricted share units (“RSUs”) vesting over four years.

Executive Compensation “Best Practices”

In connection with the development of the Company’s executive compensation programs, policies, and overall philosophy, the Board has identified and implemented a number of “best practices” that are intended to closely align the Company’s executive compensation programs with shareholder interests:

•	No single trigger arrangements. No executive officer is entitled to single trigger change of control benefits.

MGM Growth Properties LLC 2017 Proxy Statement	25

•	Clawback policy. Pursuant to the clawback policy, bonus and other incentive compensation paid to participants is subject to clawback (i.e., repayment to the Company or certain of its affiliates, as applicable) if (1) there is a restatement of our financial statements for a fiscal year with respect to which a bonus or other incentive compensation is paid within three years following such fiscal year, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Board determines that a participant received bonus or other incentive compensation for the applicable fiscal year in excess of that which would have been paid based on the restated financial results.

•	No golden parachute tax gross ups. In the event that there is a change in control that triggers any so-called “golden parachute” excise taxes under Section 280G of the Code, the Company is not obligated to provide tax gross up protection to any of our executive officers.

•	Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. The Company’s insider trading policy provides that certain executives (including our NEOs) may not enter into short sales of our securities or buy or sell exchange-traded options on our securities. Further, the Company’s insider trading policy prohibits pledging or hedging of the Company’s securities by NEOs, executive officers and directors.

•	Executive officer share ownership guidelines. We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board has established share ownership guidelines for our NEOs. Under these guidelines, the Company’s NEOs are expected to accumulate Class A shares having a fair market value equal to the assigned multiples of their applicable base salaries (5x for Mr. Stewart and 2x for Mr. Chien).

Objectives of Our Compensation Program

The Board’s primary objectives in setting total compensation and the elements of compensation for the Company’s NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our shareholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

Executive Compensation Process

Roles in Establishing NEO Compensation

The Board is responsible for establishing, implementing and reviewing the compensation program for our NEOs. In doing so, the Board obtains recommendations from management with respect to the elements of NEO compensation, performance targets and results, legal and regulatory guidance, and market and industry data, all of which may be relevant in determining compensation. In addition, the Board consults with our CEO regarding our performance goals, and our CEO periodically meets with the Board to discuss our CEO’s performance and that of our other NEO.

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; and (ii) with respect to participation by our NEOs in recommending annual equity awards. Instead, the Board’s assessment of the individual performance of our NEOs is based primarily on the Board’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company’s overall performance.

Outside Consultants

The Board periodically engages outside consultants on various compensation-related matters. The Board has the authority to engage the services of independent legal counsel and consultants to assist in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2016, the Board received advice from Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent compensation consultant, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Board and does not provide any services to the Company other than on behalf of the Board.

26	MGM Growth Properties LLC 2017 Proxy Statement

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Board periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the REIT industry. The peer group compensation data is reviewed by the Board to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Board makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Board in its compensation decisions with respect to NEOs, but the Board does not generally benchmark NEO compensation to any specific level with respect to peer group data.

The Board selected its current peer group in early 2016 and chose as the Company’s peers 14 publicly traded triple-net lease REITs that were determined to be comparable in size to the anticipated post-IPO size of the Company. For this purpose, the size of the Operating Partnership, rather than the Company, was taken into account, insofar as the NEOs were responsible for the operations of the Operating Partnership. The following table lists these 14 peers and MGP’s relative percentile ranking with respect to them with respect to the key metrics of revenue, total assets, enterprise value, and market capitalization. This data is generally based on SEC filings reflecting results through December 31, 2016.

Latest Available Four Quarters ($ Millions)				Market Capitalization as of 12/31/16 ($ Millions)		Enterprise Value as of 12/31/16 ($ Millions)
Revenues		Total Assets
NorthStar Realty Finance	$2,087	VEREIT	$15,588	Realty Income Corp	$14,864	Realty Income Corp	$20,504
VEREIT	$1,454	Realty Income Corp	$13,153	VEREIT	$8,236	VEREIT	$14,859
Realty Income Corp	$1,103	NorthStar Realty Finance	$12,217	National Retail Properties	$6,503	NorthStar Realty Finance	$11,346
W. P. Carey	$909	MGP (OP)	$9,507	Gaming & Leisure Props	$6,342	Gaming & Leisure Props	$10,979
Gaming & Leisure Props	$828	W. P. Carey	$8,454	W. P. Carey	$6,280	W. P. Carey	$10,598
Spirit Realty Capital	$670	Spirit Realty Capital	$7,678	MGP (OP)[2]	$5,730	National Retail Properties	$9,227
Retail Properties of Amer.	$580	Gaming & Leisure Props	$7,369	Spirit Realty Capital	$5,252	MGP (OP)	$9,041
National Retail Properties	$534	National Retail Properties	$6,334	EPR Properties	$4,568	Spirit Realty Capital	$8,948
iStar	$521	Store Capital Corp	$4,942	Store Capital Corp	$3,852	EPR Properties	$6,822
EPR Properties	$481	EPR Properties	$4,865	Retail Properties of Amer.	$3,630	Store Capital Corp	$5,982
MGP (OP)[1]	$468	iStar	$4,826	NorthStar Realty Finance	$2,738	Retail Properties of Amer.	$5,604
Lexington Realty Trust	$429	Retail Properties of Amer.	$4,453	Lexington Realty Trust	$2,561	Lexington Realty Trust	$4,441
Store Capital Corp	$376	Lexington Realty Trust	$3,441	Sabra Health Care REIT	$1,594	iStar	$4,349
Sabra Health Care REIT	$261	Sabra Health Care REIT	$2,266	MGP (MGP Only)	$1,455	Sabra Health Care REIT	$2,760
Four Corners Property	$124	Four Corners Property	$937	Four Corners Property	$1,229	Four Corners Property	$1,610
				iStar	$880
75th Percentile	$889		$8,260		$6,327		$10,883
Median	$557		$5,638		$4,210		$7,885
25th Percentile	$442		$4,546		$2,605		$4,732
MGP (OP) Rank	29P		79P		65P		56P
MGP (MGP Only) Rank					12P

Source: Standard & Poor’s Capital IQ.

Northstar Realty Finance anncounced plans to merge with NorthStar Asset Management Group and Colony Capital on 6/3/16 (deal completed 1/10/17).

1 MGP began operations as of April 25, 2016.

2 Calculated as MGP’s market cap on 12/31/16 (i.e., $1.455B) plus the value of noncontrolling interest (i.e., $4.274B) as reported in the 10-K.

Elements of Compensation

In structuring our NEO compensation program, the Board considers how each component motivates performance and promotes retention and sound long-term decision-making. The Board also considers the requirements of our strategic plan and the needs of our business.

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Our NEO compensation program consists of the following components, which are designed to achieve the following objectives.

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus

Motivate executives to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.

Long-term incentives

Align executives’ long-term interests with shareholders’ interests and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive REIT industry; attract executives with an interest in creating long-term shareholder value; reward executives for building and sustaining shareholder value; and retain executives both through growth in their equity value and the vesting provisions of our share awards.

Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.
Severance and change of control benefits; employment agreements	Attract, retain and provide reasonable security to executives; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.
Perquisites	Provide a competitive level of perquisites, which in many cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary

Our employment agreements with our CEO and CFO provide for base salaries of $800,000 and $400,000 respectively and do not provide for any salary increases.

Annual Incentive Bonus

The employment agreements for the CEO and CFO provide for target bonus opportunities of 100% and 50% of base salary, respectively. In July 2016, the Board established and communicated the parameters of the 2016 annual bonus program, which are summarized below:

•	Mr. Stewart’s target bonus was $800,000 and Mr. Chien’s target bonus was $200,000;

•	The maximum bonus for each NEO was 175% of the target bonus; there was no minimum bonus amount required to be paid, and the Board retained discretion to pay no bonus in the event of poor performance by the NEO or the Company;

•	Bonuses earned in excess of 100% of the NEO’s base salary were to be paid in the form of Bonus PSUs, as described below under “Long-Term Incentives”; and

•	Because the performance goals applicable to the 2016 bonus program were not established until the middle of the fiscal year, and given that the Company’s financial performance in 2016 was believed to have little room for variation given the expectation that revenue during the Company’s first year as a public company was expected to be derived from pre-existing contracts with MGM, the Board determined that it was in the best interests of the Company to establish the performance goals for 2016 based on accomplishment of strategic goals as opposed to more formulaic financial goals. These initial goals consisted of: increased analyst coverage of the Company, development of a transaction pipeline, and long-term strategic planning in partnership with the senior management of MGM. Accordingly, no specific weightings were allocated among these strategic goals, which were reevaluated in the final quarter of 2016.

In December of 2016, the Board determined that each NEO had earned 150% of his target bonus based on the Board’s determination that both of the Company’s NEOs had exhibited strong performance, which resulted in significant accomplishments with respect to analyst coverage, transaction opportunities, strategic planning, a successful IPO, and the Borgata acquisition. The Board made this determination after reviewing the contributions made by each of Mr. Stewart and Mr. Chien in connection with achieving the foregoing accomplishments.

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Specifically, the Board considered:

•	The role Mr. Stewart and Mr. Chien played in connection with the initial public offering process, including meetings with investors;

•	Mr. Stewart’s and Mr. Chien’s business contributions in connection with the Company successfully raising $500 million of ten-year bonds at 4.50%;

•	Mr. Stewart’s and Mr. Chien’s assistance in the re-pricing of the Operating Partnership’s Term Loan B facility, which is expected to generate annual savings of $9 million; and

•	The overall success of the Company’s initial public offering, which resulted in $1.1 billion of net proceeds.

As a result, it was determined that Mr. Stewart’s 2016 annual bonus would be paid in the amount of $1,200,000, and that Mr. Chien’s 2016 annual bonus would be paid in the amount of $300,000. Mr. Stewart received $800,000 in cash with the remaining $400,000 in Bonus PSUs and Mr. Chien received all cash for this annual bonus. Such cash payments were made to the NEOs in a lump sum following the end of the 2016 fiscal year.

Long-Term Equity Incentives

The Company adopted the 2016 Omnibus Incentive Plan (the “2016 Plan”) in April 2016, pursuant to which the Company may grant options, share appreciation rights, restricted shares, RSUs, performance shares, PSUs and other share-based awards to eligible individuals. The 2016 Plan is designed to advance the interests of the Company and its shareholders by providing key management employees, nonemployee directors and other eligible participants of the Company and its affiliates with innovative financial incentives, through share and performance based awards, to, among other things, align participants’ interests with the long-term interests of the Company’s shareholders.

For 2016, the Company’s long-term incentive program consisted of three types of equity grants: PSUs, RSUs (each of which were granted to the NEOs during 2016) and Bonus PSUs (which, were granted to Mr. Stewart in March 2017 in connection with the Company’s 2016 annual bonus program). RSUs granted in 2016 vest over a four-year period and are not subject to the achievement of performance criteria. PSU awards granted in 2016 cliff-vest after a three-year performance period, and are based on the Company’s total shareholder return (“TSR”) measured against a select group of comparator companies at the end of the applicable performance period. Bonus PSU awards, on the other hand, are granted in relation to the Company’s annual bonus program to the extent the participant’s annual bonus award is earned in excess of 100% of his or her base salary. Once granted, payment of Bonus PSU awards is based on the Company’s TSR as measured over a three-year performance period. PSUs, RSUs, and Bonus PSUs are described in more detail in the sections that follow.

Based on review of competitive data and the overall role and contributions to the Company of the NEOs, the Board determined that the long-term incentive opportunities of the CEO and the CFO should be $1 million and $500,000, respectively, and that 60% of this value should be delivered in PSUs and 40% in RSUs. These long-term incentives were awarded in April 2016.

The Board does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

PSUs

The core PSU concept is that, while an executive is awarded a target number of shares (the “Target PSUs”) to be paid at the end of a three-year performance period (the “Performance Period”), (1) the actual number of shares earned and paid depends on our TSR over the Performance Period, relative to a comparator group of companies, and (2) 100% of the Target PSUs will only be earned and paid if the Company’s TSR is at the 50th percentile of the comparator companies. The comparator companies consisted of the non-mortgage REIT component companies of the NAREIT Index.

Each award of PSUs to our NEOs is eligible to vest on the earlier of the third anniversary of the date of grant and the date of a change of control (as defined in the applicable award agreement), in either case, based on the Company’s TSR over the Performance Period relative to the applicable comparator companies, and subject to the NEO’s continued employment with the Operating Partnership or an affiliate through the last day of the Performance Period. Depending on the Company’s TSR relative to the comparator companies at the end of the Performance Period, anywhere from 0% to 160% of the Target

MGM Growth Properties LLC 2017 Proxy Statement	29

PSUs will vest and be paid. No portion of the Target PSUs will vest unless the Company’s TSR relative to the comparator companies is at least at the 30th percentile of comparator companies. Target PSUs are granted together with dividend equivalent rights that are subject to the same vesting and forfeiture terms as the underlying PSUs to which such dividend equivalents relate. Vested PSU awards and associated dividend equivalent rights are paid in the form of Class A shares, less applicable withholding, within 30 days following the last day of the Performance Period. However, fractional shares are paid in cash.

The payout levels range from 50% to 160% of the Target PSUs, based on the following scale (payout is interpolated for results between the levels specified in the table).

PERFORMANCE LEVEL	RELATIVE TOTAL SHAREHOLDER RETURN PERCENTILE	VESTED % OF TARGET SHARES
Maximum	90th or greater	160%
	80th	145%
	70th	130%
	60th	115%
Target	50th	100%
	40th	75%
	30th	50%
Threshold	Below 30th	0%

While PSUs provide some value even when the TSR underperforms the comparator group (so long as the TSR is not less than the 30th percentile of the peer group), their design magnifies the benefits of above-average TSR and the detriment of a below average shareholder return. In the event that TSR over the measurement period is negative, the percentage of Target PSUs eligible to vest is capped at 100%.

In general, participants must be employed as of the last day of the Performance Period to receive Class A shares in respect of his or her PSU awards granted in respect of such Performance Period. However, upon termination of a participant’s employment by the Operating Partnership without “good cause” or by the participant without the participant’s “good cause” (in the case of our NEOs, each as defined in the NEO’s employment agreement), or due to the participant’s death or disability, then the participant will vest in a pro-rated portion of the PSUs that would have become vested (but for such termination), with such pro-ration being based on the number of days the participant was employed during the performance period, plus an additional 12 months (or, if shorter, through the end of the performance period), subject to the actual level of comparator TSR determined to be achieved at the end of the Performance Period.

RSUs

The Board believes that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention. Each RSU entitles the holder to receive one Class A share at vesting. While the value of the RSUs fluctuates with the Company’s performance (as reflected in the price of our Class A shares), the RSUs retain some value even in situations where no PSUs are payable due to insufficient TSR over the measurement period. This structure of providing long-term equity incentive awards in the form of both time-based restricted stock unit (RSU) and performance-based restricted stock unit (PSU) awards encourages recipients to balance short-term performance considerations with the management of long-term risks and long-term performance. Each award of RSUs to our NEOs vests ratably over each of the first four anniversaries of the grant date, subject to the NEO’s continued employment with the Operating Partnership or an affiliate through each applicable vesting date. However, upon termination of employment by the Operating Partnership without “good cause” or by the participant with the participant’s “good cause” (in the case of our NEOs, each as defined in the NEO’s employment agreement), or due to the participant’s death or disability, then the participant will vest in the number of RSUs that would have become vested (but for such termination) during the 12 months from the date of termination of employment. Once vested, RSUs will be paid in the form of the Company’s Class A shares within 30 days of the applicable vesting date.

Bonus PSUs

The core Bonus PSU concept is that, while a NEO is awarded a target number of shares (the “Target Bonus PSUs”) to be paid at the end of a three-year performance period (such period, the “Performance Period”), (1) the actual number of shares earned and paid depends on the Company’s TSR as measured over the Performance Period; and (2) 100% of the

30	MGM Growth Properties LLC 2017 Proxy Statement

Target Bonus PSUs will only be earned and paid if the Company’s TSR at the end of the Performance Period is 125%. No portion of the Target Bonus PSUs will vest if TSR is less than 60%, and no more than 160% of the Target Bonus PSUs may be paid under any circumstance. The number of Target Bonus PSUs is set at an amount with a value for accounting purposes (using a Monte Carlo valuation method) that is equal to the amount of the applicable NEO’s annual bonus earned in excess of such NEO’s annual base salary. By way of example, the amount of Target Bonus PSUs awarded to Mr. Stewart in respect of 2016 performance (17,405 shares), had a value of $400,000, which was the amount of his 2016 annual bonus that was earned in excess of his $800,000 annual base salary. Mr. Chien did not receive any Bonus PSUs in respect of 2016 performance, since the annual bonus awarded to him by the Board ($300,000) was less than 100% of his 2016 base salary.

Unlike PSUs, Bonus PSUs are “vested” as of the grant date; in other words, Bonus PSUs granted following the end of the applicable annual bonus cycle are subject to forfeiture in the event that the threshold level of the Company’s TSR measurement over the Performance Period is not met, but are not subject to forfeiture in the case of a participant’s termination of employment.

Award Summary

The Board awarded equity-based compensation to our NEOs in 2016 as follows:

NEO	AWARD TYPE	GRANT DATE	UNITS(A)		GRANT DATE FAIR VALUE OF AWARDS
Mr. Stewart	RSU	4/19/2016	19,533		$400,008
	PSU	4/19/2016	29,985	(B)	600,066
Mr. Chien	RSU	4/19/2016	9,766		$200,004
	PSU	4/19/2016	14,992	(B)	300,033

(A)	Units include dividend equivalent rights credited during 2016. The grant date fair value of awards takes the value of quarterly dividends into account.

(B)	Vesting is subject to satisfaction of certain performance criteria, as described above.

Deferred Compensation Opportunities For Employees

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their annual bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. At the time of making a deferral election, participants designate the time and form of the distribution of deferrals to be made for the year to which that election relates. Distributions may occur earlier upon certain events set forth in the DCP, in all cases subject to certain conditions provided for under Section 409A of the Internal Revenue Code. All of our NEOs are eligible to participate in the DCP, but no deferrals were made by any such individuals under the DCP in 2016. We believe that providing our NEOs with this deferral option is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs.

Share Ownership Guidelines

The Board has adopted share ownership and retention guidelines for our NEOs pursuant to which such individuals are expected to attain minimum levels of share ownership and retain portions of their equity holdings for a certain period of time. Individuals subject to these guidelines have until the fifth anniversary of the guideline’s adoption date to attain the requisite level of ownership. The target ownership level of Company share is expressed as a multiple of base salary. Specifically, target ownership level is set at 5x base salary for the CEO and 2x base salary for all other NEOs. Until the ownership threshold is achieved, individuals subject to the guidelines are expected to retain 50% of the net number of shares received after the sale or withholding of taxes in connection with the vesting or exercise of shares underlying such awards. All current NEOs are in compliance with these guidelines or on track to comply with these guidelines within the specified time period.

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Other Compensation Matters

Impact of Tax Certain Treatment on Compensation

Under Section 162(m) of the Code (“Section 162(m)”), a publicly-held corporation may not deduct compensation of more than $1 million paid in any one year to any “covered employee” (within the meaning of Section 162(m)) unless certain exceptions are met, including an exception relating to compensation that qualifies as “performance-based compensation”. The Board’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance.

Substantially all of the services rendered by our executive officers are performed on behalf of the Operating Partnership (or its subsidiaries), of which we are the sole general partner. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to the limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but believe it is reasonable to assume that the same conclusion would apply to us in connection with making certain compensation-related decisions. To the extent that it is determined that compensation paid to our executive officers may be subject to, and would not qualify for, deduction under Section 162(m), our Board reserves the right to provide compensation opportunities that may not be deductible under Section 162(m) to the extent it determines it is appropriate to do so in order to maintain the flexibility it needs to develop the incentive compensation programs applicable to the Company’s executive officers. Because we qualify as a REIT under the Code and we generally distribute at least 100% of our REIT taxable income each year, we do not pay federal income tax on our REIT taxable income.

BOARD OF DIRECTORS REPORT

The Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Board’s review and discussion with management, Board determined that the Compensation Discussion and Analysis be included in this Proxy Statement.

James J. Murren, Chair

Elisa Gois

William J. Hornbuckle

John M. McManus

Michael Rietbrock

Thomas Roberts

Robert Smith

Daniel J. Taylor

The foregoing report of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

32	MGM Growth Properties LLC 2017 Proxy Statement

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of the NEOs for the years ended December 31, 2016.

NAME AND TITLE	YEAR	SALARY(A)	BONUS(B)	STOCK AWARDS(C)	ALL OTHER COMPENSATION(D)	TOTAL
James C. Stewart Chief Executive Officer	2016	$763,956	$1,200,000	$1,000,074	$11,066	$2,975,096
Andy H. Chien Chief Financial Officer and Treasurer	2016	381,978	300,000	500,037	13,851	1,195,866

(A)	See “Compensation Discussion and Analysis—Annual Base Salary and Employment Agreements”.

(B)	The amounts reflected in this column are the gross amounts of each NEOs’ annual bonus award earned in respect of service during 2016 which, for Mr. Stewart, includes Bonus PSUs earned in respect of the portion of his annual bonus that exceeded his annual base salary. See “Compensation Discussion and Analysis—Annual Incentive Bonus” for more details. The cash-portion of such amounts were paid in a lump sum in the first quarter of fiscal year 2017.

(C)	For 2016, consists of RSUs and PSUs granted under the 2016 Plan. For RSU awards, reflects the grant date value of such awards as determined in accordance FASB ASC 718. For PSU awards, in order for the target number of shares to be paid (the “Target Shares”), MGP’s TSR over a three-year performance period must be at the 50th percentile of the select group of MGP’s peers over the same period. No shares in respect of PSUs are issued unless the TSR is equal to or greater than the 30th percentile of the peer group, and the maximum payout is 160% of the Target Shares, if MGP’s TSR is equal or greater than the 90th percentile of the peer group over the three-year performance period. The grant date fair value for PSU awards was computed in accordance with FASB ASC 718, using a Monte Carlo simulation model with assumptions as described in Note 11 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 6, 2017. Assuming the highest level of achievement of the TSR performance criteria that can be achieved, the grant date fair values of the PSU awards were $1 million and $0.5 million for Mr. Stewart and Mr. Chien, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives”. No Bonus PSU awards were granted during 2016.

(D)	All other compensation for 2016 consists of insurance premiums and benefits.

Grants of Plan-Based Awards

The table below shows plan-based awards granted during 2016 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
NAME	GRANT DATE		THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Stewart	N/A		$—	$800,000	$1,400,000	—	—	—	$ —
	4/19/2016	(C)	—	—	—	—	19,533	—	400,008
	4/19/2016	(D)	—	—	—	14,993	29,985	47,976	600,066
Mr. Chien	N/A		$—	$200,000	$350,000	—	—	—	$ —
	4/19/2016	(C)	—	—	—	—	9,766	—	200,004
	4/19/2016	(D)	—	—	—	7,496	14,992	23,987	300,033

(A)	Any portion of the annual cash bonus earned by our NEOs in 2016 that is in excess of 100% of their base pay is paid in the form of Bonus PSUs. See “Compensation Discussion and Analysis”

(B)	See note (C) to the Summary Compensation Table above.

(C)	RSU award. Number of units shown takes into account dividend equivalent rights credited during 2016.

(D)	PSU award. Number of units shown takes into account dividend equivalent rights credited during 2016.

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Outstanding Equity Awards at Fiscal Year-End

The table below shows outstanding equity awards of the NEOs as of December 31, 2016.

	OPTION/SAR AWARDS				SHARE AWARDS (RSUs AND PSUs)
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/SAR EXPIRATION DATE	SHARES THAT HAVE NOT VESTED				EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE		NUMBER		VALUE
Mr. Stewart	—	—	—	—	19,533	(A)(B)	494,380	(D)	—		—
	—	—	—	—	—		—		29,985	(C)	1,198,024	(D)
Mr. Chien	—	—	—	—	9,766	(A)(B)	247,177	(D)	—		—
	—	—	—	—	—		—		14,992	(C)	598,986	(D)

(A)	RSU award. Number of units shown includes dividend equivalent rights credited during 2016.

(B)	Scheduled to vest in equal installments on each of 4/19/17, 4/19/18, 4/19/19 and 4/19/20.

(C)	PSU awards scheduled to vest on 4/19/19. Number of units shown includes dividend equivalent rights credited during 2016.

(D)	Amounts determined based on the closing price of our Class A shares at December 30, 2016, which was $25.31. Amounts provided related to PSUs assumes that December 31, 2016 was the end of the performance period.

Nonqualified Deferred Compensation

None of our NEOs contributed to the Company’s Nonqualified Deferred Compensation Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities” for a narrative description of the DCP.

Estimated Benefits upon Termination

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2016 under various termination scenarios, pursuant to the applicable employment agreements, policies and equity awards.

	SEVERANCE(A)	VESTING OF RSUs(B)(C)	VESTING OF PSUs(B)(C)(D)	OTHER	TOTAL
Death or Disability
Mr. Stewart	$200,000	$123,614	$679,427	$—	$1,003,041
Mr. Chien	100,000	61,807	339,699	—	501,506
Company Terminates Without Good Cause
Mr. Stewart	1,600,000	123,614	679,427	26,189	2,429,230
Mr. Chien	600,000	61,807	339,699	36,181	1,037,687
NEO Terminates Without Good Cause/Company Terminates With Good Cause
Mr. Stewart	—	—	—	—	—
Mr. Chien	—	—	—	—	—
NEO Terminates With Good Cause
Mr. Stewart	1,600,000	123,614	679,427	26,189	2,429,230
Mr. Chien	600,000	61,807	339,699	36,181	1,037,687
Change of Control(E)
Mr. Stewart	3,200,000	494,380	1,198,024	34,919	4,927,323
Mr. Chien	1,200,000	247,177	598,986	48,242	2,094,405

(A)	This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.

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(B)	The value of outstanding RSUs and PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Class A shares on December 30, 2016, which was $25.31.

(C)	For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, (1) we have assumed that in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award, which may not be the case if an actual termination were to occur, and (2) we have treated continued vesting of awards in the same manner as accelerated vesting based on the Class A share price on December 30, 2016.

(D)	Assumes that December 31, 2016 was end of performance period for PSUs.

(E)	Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of RSUs” and “Vesting of PSUs.”

Employment Agreements with Named Executive Officers

Stewart Employment Agreement

On April 5, 2016, Mr. Stewart entered into an employment agreement with the Operating Partnership, pursuant to which he commenced employment as Chief Executive Officer of the Operating Partnership and of the Company. Mr. Stewart’s employment agreement provides for a three-year term of employment commencing on the date of the Company’s initial public offering.

Mr. Stewart’s employment agreement provides a minimum annual base salary of $800,000. Per Mr. Stewart’s employment agreement, his annual target bonus is equal to 100% of his base salary.

In the event of a termination of Mr. Stewart’s employment as the result of his death or a termination due to disability, the Operating Partnership would be obligated to pay Mr. Stewart three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership “without good cause” by the Operating Partnership or by Mr. Stewart for “good cause” prior to the end of the term of Mr. Stewart’s employment agreement, the Operating Partnership would be obligated to pay Mr. Stewart: (i) an amount equal to his annual base salary plus his target bonus amount, payable in 12 monthly installments; (ii) any earned but unpaid discretionary bonus due to him, payable in accordance with the applicable bonus program; and (iii) a payment equal to 1.5 times the cost of COBRA for a coverage period of 12 months, payable in 12 monthly installments. If Mr. Stewart’s employment is terminated for “no cause” after the end of the term of his employment agreement (at which time he would be treated as an at-will employee of the Company), Mr. Stewart will receive a lump sum payment equal to the greater of (i) 26 weeks’ base salary or (ii) two times the amount he would otherwise receive under the Operating Partnership’s then-effective discretionary severance policy. Any such severance payments will be subject to applicable taxes and Mr. Stewart’s execution and non-revocation of a general release of claims.

Under the employment agreement, a “good cause” termination by Mr. Stewart is generally defined as: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or are clearly inappropriate or demeaning and not customary for someone serving as a chief executive officer; (ii) any material and significant limitation on Mr. Stewart’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Operating Partnership to pay Mr. Stewart any compensation when due. A “good cause” termination by the Operating Partnership is generally defined as Mr. Stewart’s: (i) death or disability; (ii) failure to abide by the Operating Partnership’s policies and procedures; misconduct, insubordination, inattention to the Operating Partnership’s business; and failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements.

Mr. Stewart’s employment agreement also contains non-compete and non-solicit covenants generally prohibiting Mr. Stewart from providing services to a competitor or soliciting employees or business contacts for 12 months following his termination of employment or for 12 months following the term of the employment agreement. In addition, the employment agreement mandates that Mr. Stewart’s confidentiality obligations continue even after his termination of employment.

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Chien Employment Agreement

On April 5, 2016, Mr. Chien entered into an employment agreement with the Operating Partnership, pursuant to which he commenced employment as Chief Financial Officer of the Operating Partnership and of the Company. Mr. Chien’s employment agreement provides for a three-year term of employment commencing on the date of the Company’s initial public offering.

Mr. Chien’s employment agreement provides a minimum annual base salary of $400,000. Per Mr. Chen’s employment agreement, his annual target bonus is equal to 50% of his base salary.

In the event of a termination of Mr. Chien’s employment as the result of his death or a termination due to disability, the Operating Partnership would be obligated to pay Mr. Chien three months’ salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Operating Partnership without “good cause” by the Operating Partnership or by Mr. Chien for “good cause” prior to the end of the term of Mr. Chien’s employment agreement, the Operating Partnership would be obligated to pay Mr. Chien the same benefits described above for Mr. Stewart.

Under the employment agreement, a “good cause” termination by Mr. Chien is generally defined as: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or are clearly inappropriate or demeaning and not customary for someone serving as a chief financial officer; (ii) any material and significant limitation on Mr. Chien’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Operating Partnership to pay Mr. Chien any compensation when due. A “good cause termination by the Operating Partnership is generally defined as Mr. Chien’s: (i) death or disability; (ii) failure to abide by the Operating Partnership’s policies and procedures; misconduct, insubordination, inattention to the Operating Partnership’s business; and failure to perform the duties required of; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements.

Mr. Chien’s employment agreement also contains non-compete and non-solicit covenants described for Mr. Stewart above.

Change of Control Benefits

The Operating Partnership sponsors a change of control policy for its executive officers (including the NEOs) (the “Change of Control Policy”). The Change of Control Policy provides a uniform severance policy for the termination of an executive officer by us without “good cause,” or by an executive officer with “good cause” (each term as set forth in the Change of Control Policy), within six months prior to, on or within 12 months following a “change of control” (as such term is defined in the Change of Control Policy) (a “Qualifying Termination”). The Board believes that that the Change of Control Policy serves as an effective retention tool.

The benefits available under the Change of Control Policy to a covered executive officer in connection with a Qualifying Termination are as follows, provided that the executive officer executes an effective general release of claims: (i) 2.0 times the sum of the executive’s base salary and target annual bonus (subject to a $10 million cap in the case of the chief executive officer, and a $4 million cap in the case of all other executive officers); and (ii) a lump-sum payment equal in value to 24 months of continued health and insurance benefits. In addition, any earned but unpaid prior-year annual bonus would remain payable in accordance with the terms of such bonus plan. Severance benefits are subject to forfeiture and clawback in the event the covered executive officer breaches any post-employment restrictive covenants, and may be cut back to the extent they would otherwise be subject to Section 280G or 4999 of the Code.

For purposes of the Change of Control Policy: (1) a “good cause” termination by the Operating Partnership is generally defined as: (i) participant’s failure to reasonably abide by Employer’s policies and procedures, misconduct, insubordination, failure to perform the duties required of participant up to reasonable standards; (ii) the participant’s failure to comply with certain of the Operating Partnership’s licensing requirements; (iii) the Operating Partnership has been directed by an applicable governmental authority to cease business with the participant; (iv) any of the Operating Partnership gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the participant’s employment by the Operating Partnership or as a result of the participant’s actions; and (2) a “good cause” termination by the participant is generally defined as (i) failure by the Operating Partnership to pay the participant any compensation when due; or (ii) a material reduction in the scope of duties or responsibilities of the participant; or (iii) any reduction in the participant’s annual base salary or target annual bonus.

36	MGM Growth Properties LLC 2017 Proxy Statement

NOTICE CONCERNING SHAREHOLDER PROPOSALS AND NOMINATIONS

We intend to hold our 2018 annual meeting of shareholders in May 2018. Therefore, proposals of shareholders intended to be presented at the 2018 annual meeting of shareholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act must be received by us on or before December 20, 2017 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting.

Our LLC Agreement requires that any shareholder proposal or nomination that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2018 annual meeting of shareholders, must be received by us no earlier than January 31, 2018 and no later than March 2, 2018 and otherwise comply with the requirements in our LLC Agreement. All such shareholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Company Secretary, MGM Growth Properties LLC, 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118, Attention: Shareholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our LLC Agreement, then it may not properly be brought before the 2018 annual meeting of shareholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

MGM Growth Properties LLC 2017 Proxy Statement	37

MGM GROWTH PROPERTIES LLC ATTN: CORPORATE SECRETARY 6385 S. RAINBOW BOULEVARD. LAS VEGAS, NEVADA 89118

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees
01) James J. Murren 02) Michael Rietbrock 03) Thomas Roberts 04) Daniel J. Taylor 05) Elisa Gois 06) William J. Hornbuckle 07) John M. McManus 08) Robert Smith

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2 To ratify the selection of the independent registered public accounting firm the one year ending December 31, 2017.							☐	☐	☐

3 To approve, on an advisory basis, the compensation of our named executive officers.							☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 4.						1 year	2 years	3 years	Abstain

4 To approve, on an advisory basis, the frequency of the shareholders advisory vote on executive compensation.						☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

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MGM GROWTH PROPERTIES LLC

This proxy is solicited by the Board of Directors

Annual Meeting of Shareholders

May 31, 2017 10:00 AM Eastern Time

The undersigned hereby appoints Michael Rietbrock, Thomas Roberts and Robert Smith, and each of them, Proxies, with the power of substitution, to represent and vote all Class A shares of MGM Growth Properties LLC which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of MGM Growth Properties LLC and any adjournment thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof where discretion is permitted. The meeting will be held at the Borgata Hotel Casino & Spa, Central Conference Center, located at 1 Borgata Way, Atlantic City, New Jersey 08401, on May 31, 2017, at 10:00 AM Eastern Time. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side